Exhibit 5.1

Our File No.	1007463-269733

June 12, 2020

Electrameccanica Vehicles Corp.

102 East 1st Avenue

Vancouver, British Columbia

Canada V5T 1A4

Attn: Board of Directors

Dear Sirs:

Re:	Electrameccanica Vehicles Corp.

We have acted as legal counsel to Electrameccanica Vehicles Corp., a British Columbia corporation (the “Company”), in connection with the Company’s registered direct offering (the “Offering”) of 10,000,000 common shares (the “Shares”) at a price of US$2.00 per Share pursuant to a Placement Agency Agreement (the “Placement Agency Agreement”), dated June 10, 2020, among Roth Capital Partners, LLC and the Company, and the securities purchase agreements, dated June 10, 2020, among the Company and the purchaser parties thereto.

The Shares are being offered and sold pursuant to the registration statement on Form F-3 (File No. 333-227883) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement was declared effective by the SEC on October 31, 2018.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Offering. No opinion is expressed as to the contents of the Registration Statement, the prospectus included therein (the “Prospectus”) or the prospectus supplement filed with the SEC on June 12, 2020, (the “Prospectus Supplement”), other than the opinions expressly set forth herein relating to the Shares.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed:

•	the Registration Statement dated October 18, 2018;

•	the Prospectus dated November 1, 2018;

•	the Prospectus Supplement dated June 10, 2020;

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June 12, 2020 Page 2

•	the Notice of Articles of the Company (the “Notice of Articles”) and Articles of the Company (the “Articles”) as in effect on the date hereof (together, the “Charter Documents”);

•	a Certificate of Good Standing, issued by the Registrar of Companies for British Columbia in respect of the Company, dated June 11, 2020 (the “Certificate of Good Standing”);

•	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering and the Placement Agency Agreement; and

•	other documents as we have deemed relevant.

In addition, we have relied upon certificates of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

•	the Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement;

•	the Notice of Articles and Articles of the Company in the form reviewed by us are in full force and effect, and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof;

•	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company; and

•	each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

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In addition, we have assumed:

•	the legal capacity of all natural persons;

•	genuineness of all signatures on documents examined by us;

•	the authenticity of all documents submitted to us as originals;

•	the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies; and

•	that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

Limitations and Qualifications

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention, or to reflect any changes in the facts or law that may hereafter occur or take effect.

The opinions expressed in this letter are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “applicable law”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company.

Opinion

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, upon issuance of the Shares in the manner contemplated by the Placement Agency Agreement and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement, the Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Report of Foreign Private Issuer on Form 6-K to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement which form part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP